Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

         We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-54347 and 33-51189) of Thermo Fisher Scientific Inc. of our report dated June 23, 2009 relating to the financial statements of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 23, 2009